UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2022

Analog Devices, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	1-7819	04-2348234
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Analog Way Wilmington, MA	01887
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 329-4700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.16 2/3 par value per share	ADI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 7, 2022, Analog Devices, Inc. (the “Company”) announced the appointment of Gregory Bryant as Executive Vice President and President of Business Units, effective as of March 14, 2022. In this role, Mr. Bryant will have oversight of the Company’s business units – Industrial, Automotive, Communications, Digital Healthcare, and Consumer.

Mr. Bryant, 53, joins the Company after a 30-year career at Intel Corporation. Most recently, Mr. Bryant served as Intel’s Executive Vice President and General Manager, Client Computing Group from September 2019 to January 2022, and as Senior Vice President, Client Computing Group from June 2017 to September 2019. From January 2015 to June 2017, Mr. Bryant served as Intel’s Corporate Vice President and General Manager, Connected Home and Commercial Client Platforms. His previous roles at Intel include serving as Vice President and General Manager, Asia Pacific and Japan from 2012 to 2015, Vice President, Sales and Marketing Group from 2009 to 2012 and Vice President and General Manager, Business Client Platforms, Digital Enterprise Group from 2006 to 2009.

In connection with his appointment as Executive Vice President and President of Business Units, the Company entered into an offer letter with Mr. Bryant (the “Offer Letter”) setting forth the terms of his employment and compensation. Under the terms of the Offer Letter, Mr. Bryant’s annual base salary will be $750,000, and he will be eligible for an annual cash incentive bonus with a target award percentage of 150% of base salary under the Company’s Executive Performance Incentive Plan. For the current fiscal year only, Mr. Bryant will receive a guaranteed minimum annual cash incentive bonus of 1.4 times his annual cash incentive bonus, prorated to his start date.

Pursuant to the Offer Letter, Mr. Bryant will be granted the following equity awards (the “Sign-On Awards”) on the 15th of the month following his start date, in accordance with the Company’s equity award guidelines and policies: (1) a restricted stock unit (“RSU”) award with a grant date value of $5 million, which vests in equal annual installments over a four-year period, commencing on the first anniversary of the grant date; (2) a RSU award with a grant date value of $5 million, which vests in full on the third anniversary of the grant date; and (3) a performance-based RSU award with a grant date value of $14 million, which vests subject to the attainment of target share price thresholds during a four-year performance period following the grant date. If Mr. Bryant’s employment is terminated without cause, the Sign-On Awards will continue to vest pursuant to the original schedule or achievement of performance criteria, as applicable, subject to Mr. Bryant execution of a general release of all claims against the Company. Mr. Bryant will also receive an annual equity award for the current fiscal year with a grant date value of $7.5 million, which will be comprised of the same types of equity received by other executives reporting to the Company’s Chief Executive Officer.

In connection with Mr. Bryant’s appointment, the Company and Mr. Bryant will enter into the Company’s standard Employee Retention Agreement for officers and key employees, the form of which has been previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 22, 2012.

There are no family relationships between Mr. Bryant and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no transactions in which Mr. Bryant has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

A press release, dated March 7, 2022, announcing the appointment of Gregory Bryant as Executive Vice President and President of Business Units of the Company is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information under this Item 7.01, including the press release attached hereto as exhibit 99.1, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 7, 2022.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2022	ANALOG DEVICES, INC.

	By:	/s/ Prashanth Mahendra-Rajah
	Name:	Prashanth Mahendra-Rajah
	Title:	Senior Vice President, Finance and Chief Financial Officer